                                                                  EXHIBIT 2.2

                             ASSET PURCHASE  AGREEMENT

       This Agreement is made and entered into as of June 1, 1999, by and between Oryx Technology Corp., a corporation organized and existing under the laws of the State of Delaware ("Seller"), and Oryx Advanced Materials, Inc., a corporation organized and existing under the laws of the State of California ("Buyer"). Together, Buyer and Seller are the only parties hereto.


                                  R E C I T A L S
                                  - - - - - - - -

A.     Seller operates the "Intragene" and related materials coating business.

B. Seller has agreed to sell and Buyer has agreed to acquire the "Business" (as defined below) on the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby covenant and agree as follows:

       1.     DEFINITIONS

              (a) The "Agreement" means this Agreement, the Disclosure Schedule, and the other schedules and exhibits attached hereto or to the Disclosure Schedule.

              (b) "Assumed Liabilities" means all liabilities and obligations, known and unknown, of Seller related to the Business to be assumed by Buyer including, but not limited to, the liabilities and obligations listed on EXHIBIT C attached hereto, BUT EXCLUDING any liabilities or obligations (i) for unpaid federal, state or local taxes attributable to the Business prior to the date hereof or (ii) resulting from any violation by Seller of federal, state or local environmental laws in connection with Seller's operation of the Business.

              (c) The "Business" means all assets, including, but not limited to, equipment, furniture, fixtures, inventory, customer lists, contact lists, materials, and formulas used or useful in connection with the manufacturer of carbon target assemblies and delivery of bonding services.

              (d) The "Closing Date" of this Agreement means the date on which the "Closing" occurs as defined in Section 6(a) below.

              (e) "Disclosure Schedule" means the disclosure schedule dated the date hereof, delivered to Buyer prior to the execution of this Agreement, and attached hereto as EXHIBIT A.

              (f) The "Purchased Assets" shall mean the assets of the Business to be sold by Seller and purchased by Buyer as specifically listed on EXHIBIT B. The "Purchased Assets" do not include any "Intellectual Property."

       2.     RIGHTS GRANTED AND PURCHASE PRICE

              (a) SALE OF ASSETS. In consideration of the payments to be made to Seller by Buyer pursuant to the provisions of Section 2(b) below and subject to the provisions set forth in this Agreement, Seller shall, on the Closing Date, transfer, sell and assign to Buyer, and Buyer shall hereby purchase from Seller, all of Seller's worldwide right, title and interest in and to the Purchased Assets.

              (b) PURCHASE PRICE. In consideration of Seller's transfer to Buyer of the Purchased Assets, Buyer agrees to pay Seller as follows (collectively, the "Purchase Price"):

                     (i) LUMP SUM PAYMENT. At the Closing, Buyer will pay to Seller (in the form of a cashier's or certified check, or wire transfer) $400,000.00.

                     (ii) ASSUMED LIABILITIES. Buyer shall assume the Assumed Liabilities.

              (c) ALLOCATION OF PURCHASE PRICE. The parties agree that the Purchase Price shall be allocated for the federal and state tax purposes (including, but not limited to, income, excise, sales, use, personal property, real property and transfer taxes) among the Purchased Assets, which is in accordance with their fair market values as set forth below:

              Assets
              ------
                     Inventory                   $ 145,664.26
                     Furniture and Equipment     $ 34, 368.25
                     Other                       $ 219,969.49

                          Total:                 $ 400,000.00

       The parties hereto agree to report this transaction for state and federal tax purposes in accordance with this allocation of the Purchase Price and not to file any tax return or report or otherwise take a position with federal or state tax authorities which is inconsistent with such allocation.

              (d) SALES TAX. Buyer shall pay sales, use, conveyance and other like taxes (net of any applicable rebates, refunds or discounts) imposed on or collectible by reason of the transfer of the Purchased Assets to Buyer pursuant to this Agreement.

       3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be representations and warranties as if made hereunder:

              (a) DUE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is in good standing and qualified as a foreign corporation to do business in all other jurisdictions in which the failure to so qualify would have a material adverse effect on its business or properties.

              (b) POWER AND AUTHORITY. Seller has the corporate power and authority to execute and deliver this Agreement and each of the documents contemplated hereby to which Seller is a party, and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and each of the documents contemplated hereby to which Seller is a party, have been duly and validly authorized and approved by all necessary corporate action on the part of Seller.

              (c) ENFORCEABILITY. This Agreement and each of the documents contemplated hereby to which Seller is a party, constitute legal, valid and binding obligations of Seller, and are enforceable against Seller in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

              (d) TITLE TO ASSETS. Seller has all worldwide rights to, and ownership interest in, the Purchased Assets, free and clear of all claims, liens and encumbrances, and Seller further warrants that it has no obligations to third parties with respect to the Purchased Assets except as set forth herein.

              (e) COMPLIANCE WITH LAWS. To the best of Seller's knowledge, Seller is not in violation of any applicable statute, regulation (including environmental and occupational safety and health laws, foreign corrupt practices laws and related regulations), ordinance, writ, injunction, order, judgment, or decree of any government or governmental agency, foreign or domestic, which relates to the Purchased Assets.

              (f) LITIGATION. There are no actions, suits, investigations or proceedings pending, or to the best knowledge of Seller, threatened (i) against Seller or any properties or rights of Seller before any court, arbitrator or administrator or governmental body which arose out of or are based upon the ownership or use of the Purchased Assets, and there is no judgment, order, writ or decree of any governmental authority applicable to Seller which might have a material adverse effect on the value of the Purchased Assets to Buyer,
(ii) challenging the ownership or use, in any respect, of the Purchased Assets,
(iii) asserting the invalidity of this Agreement or seeking to prevent any of the transactions contemplated hereby or (iv) which would have a material adverse impact on Seller's business or financial condition. To the knowledge of Seller, no valid basis for any successful action, suit, investigation or proceeding of the nature referred to above exists.

              (g) CONFLICTING AGREEMENTS. Neither the execution nor delivery by Seller of this Agreement nor compliance by Seller with the terms and provisions hereof will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the Certificate of Incorporation or Bylaws of Seller, any award of any arbitrator or any other material agreement to which Seller is subject, or
(ii) result in the creation of any lien upon the Purchased Assets. Seller is not a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness, any agreement relating thereto or any other contract or agreement (including its Certificate of Incorporation) which restricts or otherwise limits the transfer of the Purchased Assets.

               (h) TAX MATTERS. In all respects relating to the Purchased Assets or Seller's business related to the Purchased Assets, directly or indirectly, (i) Seller has filed all federal, state, local and foreign tax returns required to be filed for the jurisdictions in which the business or assets of Seller are subject to tax, (ii) each such return is complete, accurate and in compliance with applicable law and regulations in all material respects, and (iii) Seller has paid or provided for all such taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), that are or would be shown on such tax returns as due and payable on or before the date hereof, other than such Taxes as are being contested in good faith.

              (i) EMPLOYEES. To the best of Seller's knowledge, Seller is in compliance with all applicable laws and regulations respecting employment and employment practices, and terms and conditions of employment and wages and hours, violation of which would have a material adverse effect upon the value of the Purchased Assets to Buyer. The Disclosure Schedule contains (i) a true and complete list of all employment and consulting contracts or arrangements (other than those terminable at will) with any of Seller's employees relating to the Purchased Assets, (ii) a true and complete list of all employees or consultants retained by Seller relating to the Purchased Assets, with salary or compensation rates, and (iii) the names of all employees or former employees (or consultants) of Seller who are receiving or are entitled to receive at any time continuing payments relating to the Purchased Assets of any kind after termination of employment, other than under an employment contract listed in (1) above.

              (j) DISCLOSURE. This Agreement, the Disclosure Schedule, the exhibits hereto, and all certificates or written statements furnished to Buyer by Seller in connection herewith do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

       4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

              (a) DUE ORGANIZATION. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of California.

              (b) POWER AND AUTHORITY. Buyer has the corporate power and authority to execute and deliver this Agreement, and each of the documents contemplated hereby to which Buyer is a party, and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and each of the documents contemplated hereby to which Buyer is a party, have been duly and validly authorized by all necessary corporate action on the part of Buyer. Buyer has taken all other action required by law, its Certificate of Incorporation or Bylaws or any agreement to which it is a party or to which it may be subject in order to execute and deliver this Agreement and to perform its obligations hereunder.

              (c) ENFORCEABILITY. This Agreement and each of the documents contemplated hereby to which Buyer is a party, constitute legal, valid and binding obligations of Buyer, and are enforceable against Buyer in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

              (d) LITIGATION. There are no actions, suits, investigations or proceedings pending, or to the best knowledge of Buyer, threatened (i) against Buyer or any properties or rights of Buyer before any court, arbitrator or administrator or governmental body which arose out of or are based upon the ownership or use of the Purchased Assets and there is no judgment, order, writ or decree of any governmental authority applicable to Buyer which might have a material adverse effect on the value of the Purchased Assets to Buyer,
(ii) challenging the ownership or use, in any respect, of the Purchased Assets, or (iii) asserting the invalidity of this Agreement or seeking to prevent any of the transactions contemplated hereby. To the knowledge of Buyer, no valid basis exists for any successful action, suit, investigation or proceeding of the nature referred to above.

              (e) CONFLICTING AGREEMENTS. Neither the execution nor delivery by Buyer of this Agreement nor compliance by Buyer with the terms and provisions hereof will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the Articles of Incorporation or Bylaws of Buyer, any award of any arbitrator or any other material agreement to which Buyer is subject, or (ii) result in the creation of any lien upon the Purchased Assets. Buyer is not a party, or otherwise subject, to any provision contained in any instrument evidencing indebtedness, any agreement relating thereto or any other contract or agreement (including its Certificate of Incorporation) which restricts or otherwise limits the transfer of the Purchased Assets.

       5.     CONDITIONS TO OBLIGATIONS OF BUYER

              The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the reasonable satisfaction, or to the waiver by Buyer in writing, on or before the Closing Date, of the following conditions, all of which are for the sole benefit of Buyer:

              (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller contained in this Agreement, and the Disclosure Schedule, shall be true in all material respects on the Closing Date.

              (b) PERFORMANCE OF COVENANTS. Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

              (c) NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or affect Buyer's rights hereunder; no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against Seller or Buyer which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby or which seeks to limit or otherwise affect any of Buyer's rights hereunder; and no written advice shall have been received by Seller or Buyer or their counsel from any governmental body or other person, and remain in effect, stating that an action or proceeding will, if any such transaction is consummated or sought to be consummated, be filed seeking to invalidate or restrain any such transaction or limit or otherwise affect Buyer's or Seller's right to the ownership of the Purchased Assets.

              (d) APPROVALS AND CONSENTS. All approvals, applications, notifications or filings of or to public authorities, federal, state, or local, and, except as consented to by Buyer, all consents or approvals of any non-governmental persons who are parties to contracts or other agreements to which Seller is also a party or to which assets of Seller are subject, the granting of which is necessary for the consummation of the transactions contemplated hereby or for preventing any material loss or disadvantage to Buyer by reason of such transaction, shall have been obtained, and no such consent or approvals shall have imposed a condition to such consent or approval which in the reasonable opinion of Buyer is unduly burdensome to the financial position or operations of Buyer.

              (e) PRE-CLOSING PURCHASES BY SELLER. Seller shall have purchased for an aggregate purchase price not exceeding $15,000 the following items, which shall be deemed to be part of the Purchased Assets at Closing: (i) used van, (ii) repaired retort furnace, (iii) a vacuum packaging machine with Argon purge, (iv) refurbished bonding room equivalent to a Class 10,000 C clean room, and (v) had installed a closed circuit security/alarm system the monthly obligations for which will be paid by Buyer.

              (f) FINANCING. Buyer shall have received financing in an amount not less than five hundred thousand dollars ($500,000) in connection with the transactions contemplated by this Agreement.

              (g) ADMINISTRATIVE SERVICES AGREEMENT. Seller shall have executed the Administrative Services Agreement in substantially the form attached hereto as attached as EXHIBIT D (the "Services Agreement").

              (h) LICENSE AGREEMENT. Seller shall have executed the License Agreement in substantially the form attached hereto as EXHIBIT E (the "License Agreement").

       6.     CONDITIONS TO OBLIGATIONS OF SELLER

              The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the reasonable satisfaction, or to the waiver by Seller in writing, on or before the Closing Date, of the following conditions, all of which are for the sole benefit of Seller:

              (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on the Closing Date.

              (b) PERFORMANCE OF COVENANTS. Buyer shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

              (c) NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or affect Seller's rights hereunder; no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against Buyer or Seller which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby or which seeks to limit or otherwise affect any of Seller's rights hereunder; and no written advice shall have been received by Buyer or Seller or their counsel from any governmental body or other person, and remain in effect, stating that an action or proceeding will, if any such transaction is consummated or sought to be consummated, be filed seeking to invalidate, or restrain any such transaction or limit or otherwise affect Buyer's or Seller's right to the ownership of the Purchased Assets.

              (d) APPROVALS AND CONSENTS. All approvals, applications, notifications, or filings of or to public authorities, federal, state, or local, and all consents or approvals of any non-governmental persons who are parties to contracts or other agreements to which Buyer is also a party or to which assets of Buyer are subject, the granting of which is necessary for the consummation of the transactions contemplated hereby, shall have been obtained.

              (e) ADMINISTRATIVE SERVICES AGREEMENT. Buyer shall have executed the Services Agreement.

              (f) LICENSE AGREEMENT. Buyer shall have executed the License Agreement.

       7.     EXECUTION AND CLOSING

              (a) TIME, DATE AND PLACE OF CLOSING. The purchase and sale contemplated by this Agreement shall be consummated on or before June 1, 1999 at the offices of Manatt, Phelps & Phillips LLP, 3030 Hansen Way, Suite 100, Palo Alto, California 94304 at such other time as the parties may mutually agree or at such other time, date or place as the parties may mutually agree.

              (b) DELIVERIES BY SELLER. Subject to the terms and conditions hereof, at the Closing Seller will deliver or cause to be delivered to Buyer the following:

                     (i)    the Purchased Assets.

                     (ii) a duly executed bill of sale, assignment and assumption agreement in substantially the form attached hereto as EXHIBIT F and other instruments of transfer in form and substance satisfactory to Buyer and its counsel and sufficient to convey to Buyer all of Seller's right, title and interest in and to all of the Purchased Assets.

              (c) DELIVERIES BY BUYER. Subject to the terms and conditions hereof, at the Closing Buyer will deliver to Seller a cashier's or certified check or wire transfer in the amount of $400,000.00.

              (d) OTHER DOCUMENTS. Each party shall deliver to the other at the Closing such other documents, certificates, schedules, agreements and instruments called for by this Agreement at such time.

              (e) FURTHER ASSURANCES. Seller and Buyer agree that at or after the Closing, upon the request of the other, each shall from time to time execute and deliver to the other all such instruments and documents or further assurances as shall be necessary to vest in Buyer title to and possession of the Purchased Assets, and shall provide or otherwise make available to each other all such documents, instruments, agreements and other information and take such further actions as shall be necessary to consummate the transactions contemplated hereby.

              (f) PRESS RELEASE. On or immediately after the Closing Date, the parties shall issue a joint press release announcing the purchase of the Purchased Assets in form and substance reasonably satisfactory to the parties hereto.

       8.     WARRANTIES

              (a) DISCLAIMER OF WARRANTY. Except as specifically set forth herein, the Purchased Assets as delivered to Buyer hereunder on the Closing Date are delivered "AS IS." SELLER SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

              (b) AFTER THE CLOSING DATE, SELLER SHALL NOT BE LIABLE TO BUYER, TO BUYER'S CUSTOMERS OR ANY OTHER PERSON WITH RESPECT TO ANY CLAIMS FOR INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT, ARISING OUT OF OR IN CONNECTION WITH THE OWNERSHIP OR USE OF THE PURCHASED ASSETS, AND BUYER AGREES TO INDEMNIFY AND HOLD HARMLESS SELLER FROM AND AGAINST ALL SUCH CLAIMS. BUYER AGREES THAT THIS LIMITATION OF LIABILITY IS REASONABLE AND WILL NOT CAUSE IT TO LOSE ANY EXPECTED BENEFITS, RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

       9.     COVENANTS

              (a) MAINTENANCE OF STATUS QUO. Seller agrees that from the date of execution of this Agreement until the Closing Date, it will not (i) offer or sell, or negotiate with or entertain any proposals from any other person for any such offer or sale of the Purchased Assets, or (ii) negotiate with or entertain any proposals from any other persons for any other transaction wherein the Purchased Assets would be acquired, directly or indirectly, by any party other than Buyer. Seller agrees that during the period from the time it executes this Agreement to the Closing Date, Seller will conduct its business in the ordinary course and will not, without the prior written consent of Buyer, enter into any contract or commitment, incur any liability or take any other action related to the Purchased Assets where such contract, commitment, liability or action is not in the ordinary course of business.

              (b) CONSENT TO TRANSFER. Seller hereby agrees that it will use its best efforts to obtain the consent to the transfer of any agreement relating to Purchased Assets from any party whose consent is required.

              (c) ACCESS TO RECORDS. Buyer's representatives, attorneys and accountants have had prior to the date hereof, and Seller shall allow them to continue to have until the Closing Date, reasonable access to the records and files, audits and properties of Seller as well as all information relating to taxes, commitments, contracts, titles and the financial condition of, or otherwise pertaining to, the business and affairs of Seller relating to the Purchased Assets. From the date hereof, Seller agrees to cause its accountants to cooperate with Buyer in making available all financial information concerning the Purchased Assets as is requested, and Buyer and its accountants shall have the right to examine all working papers pertaining to examinations of Seller's business relating to the Purchased Assets, or preparation of its report by Seller's accountants. Unless and until the Closing contemplated herein is consummated, Buyer shall hold in confidence, and shall use its best efforts to cause its representatives, attorneys and accountants to hold in confidence, all information (unless ascertainable from public or published information or trade sources) obtained as aforesaid, and if such Closing is not consummated on or before July 30, 1999, Buyer shall return to Seller all such copies of documents relating to the business, assets and operations of Seller. After the Closing Date to the extent Seller requires access to Buyer's records to complete audits of Seller's financial statements, Buyer shall permit such access.

              (d) "BULK SALES" NOTICE. Seller hereby agrees that it shall indemnify and hold harmless Buyer with respect to any failure by Seller to comply in all respects with the "bulk sales" or "bulk transfer" laws of any jurisdiction in which such bulk sales laws apply in connection with the transactions contemplated hereby.

              (e) IMPLEMENTATION OF REPRESENTATIONS AND WARRANTIES. Each party hereto shall use its reasonable efforts to render accurate as of the Closing Date their respective representations and warranties contained in this Agreement, and shall refrain from taking any action which would render inaccurate as of the Closing Date any of such representations or warranties.

              (f) COMMUNICATIONS. Between the date hereof and the Closing Date, neither Seller nor Buyer shall furnish any communication to the public with respect to the transactions contemplated by this Agreement, without the prior written approval of the other as to the content thereof.

              (g) CHANGE OF CONTROL. Buyer shall not enter into any transaction which would result in a Change of Control of Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld.
For purposes of this section, "Change of Control" shall mean any merger, sale, consolidation, reorganization, recapitalization or other business combination with, to, or into one or more third parties which after such event Buyer is not the surviving entity or as a result of which Buyer's shareholders, by virtue of their shareholdings in Buyer immediately prior to such merger, sale, consolidation, reorganization, recapitalization or other business combination do not own directly or indirectly own more than fifty percent (50%) of the surviving entity immediately after such transaction.

              (h) COLLECTION OF ACCOUNTS RECEIVABLE. Buyer agrees that it shall use its bests efforts to collect on behalf of Seller any and all accounts receivable retained by Seller and not transferred to Buyer pursuant to the terms of this Agreement which are obligations of Buyer's customers after the closing of the transactions' contemplated by this Agreement. Buyer further agrees that Seller shall have priority over Buyer with respect to payment of such accounts receivable obligations by Buyer's customers.

       10.    CONFIDENTIALITY

              Buyer and Seller recognize and acknowledge that all papers, documents, reports, abstracts, or summaries thereof and any and all information relevant and pertaining to the Purchased Assets, are valuable, special and unique assets. The parties agree not to make or permit to be made any copies, abstracts or summaries of these documents, except in pursuit of their activities hereunder, and Seller agrees to hold and maintain as confidential and proprietary all information and materials of any sort relating to the Purchased Assets unless and until any such information or material is public information or otherwise freely made available. The parties hereto further agree to keep confidential and not to disclose to others, except as required hereunder or by law, any matter or thing pertaining to the business of the other that is ascertained through their association under this Agreement, the disclosure of which would be contrary to the proprietary interests of either of the parties hereto. The parties hereto agree that the provisions of the foregoing sentence of this Section 10 shall survive until mutually rescinded in writing by the parties hereto.

       11.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
              INEMNIFICATION

              (a) SURVIVAL. The representations, warranties and covenants of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Closing Date and, for purposes of the indemnification obligations of each party for breach of representations and warranties contained herein pursuant to Section 11(b), shall survive the Closing Date and continue for all respective Claims (as defined in Section (11(b) below) as to which a party has given written notice of the general nature of the Claim to the other party on or prior to two (2) years from the Closing Date.

              (b) INDEMNIFICATION AND DEFENSE. Seller agrees to indemnify and hold harmless Buyer and officers, directors, employees, attorneys, and agents from and against any and all losses, damages, claims (including administrative claims) costs and expenses, including reasonable attorneys' fees (any such loss, damage, cost, expense or claim herein called a "Claim"), which Buyer may at any time sustain or incur by reason of (i) any inaccuracy or breach of any of the representations or warranties of Seller contained herein or in any certificate delivered pursuant hereto or (ii) any debts or obligations of Seller arising out of or connected with the use of the Purchased Assets or operation of the Business prior to the Closing Date, excluding the Assumed Liabilities.
Buyer agrees to indemnify and hold harmless Seller, its officers, directors, employees, attorneys and agents with respect to any Claim which Seller may at any time sustain or incur (i) by reason of any inaccuracy in or breach of any of the representations, warranties of Buyer contained herein or in any certificate delivered pursuant hereto; or (ii) arising out of the failure of Buyer to discharge the Assumed Liabilties.

              (c) PROCEDURE FOR CLAIMS. The following procedures shall govern the rights of a party entitled to indemnification under Section 11(b) of this Agreement.

                     (i) NOTICE OF CLAIM. When a party seeking indemnification hereunder (an "Indemnified Party") learns of any Claim for which it wishes recovery under this Agreement, it shall notify the other party (the "Indemnifying Party") of the Claim within thirty (30) days of the assertion of any Claim. Any expenses for which the Indemnified Party is entitled to recover hereunder shall be paid as incurred by the Indemnifying Party and in all events within thirty (30) days following written demand for payment.

                     (ii) THIRD PARTY CLAIMS. If the Claim involves an actual or threatened suit, proceeding, claim or demand against an Indemnified Party by any other person (a "Third

Party Claim"), then the Indemnifying Party shall have the right to elect, by written notice given to the Indemnified Party either to (1) tender to the Indemnified Party the defense or prosecution of such Claim, using experienced counsel of the Indemnified Party's own choosing or (2) assume the defense or prosecution of such Third Party Claim.

                     (iii) DEFENSE OF THIRD PARTY CLAIMS. If the defense or prosecution of a Third Party Claim is tendered to and subsequently assumed by the Indemnified Party pursuant to Subsection 11(c)(ii), the Indemnifying party shall be entitled, at its own expense, to participate in the settlement or defense, with counsel chosen by the Indemnifying Party. If the Indemnifying Party assumes the defense or prosecution of such Third Party Claim, it will take all steps necessary in the defense, prosecution or settlement of such Third Party Claim and shall hold the Indemnified Party harmless from and against all Claims caused by or arising out of any settlement thereof or any judgment in connection therewith relating to the matter for which indemnity has been claimed. The Indemnifying Party may not, in such defense, prosecution or settlement of any Claim, except with the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement (1) which does not include, as an unconditional term thereof, the giving to the Indemnified Party by the third party of a full and final release from all liability with respect to all Claims which were or reasonably should have been raised in the action or proceeding in question, (2) which includes, as a term thereof, any limitation, restriction or other promise which effects the right of the Indemnified Party to carry on or conduct its businesses (then or in the future) or which makes more expensive or less profitable, or otherwise adversely affects, the manner in which the Indemnified Party may conduct any of its businesses (then or in the future), or (3) which includes any requirement for any payment by the Indemnified Party, unless such payment has been approved in writing by the Indemnified Party.

                     (iv) FAILURE TO ASSUME DEFENSE OF THIRD PARTY CLAIMS. If the Indemnifying Party does not assume the defense or prosecution of any Third Party Claim pursuant to this Agreement, then the Indemnified Party may defend or prosecute such Third Party Claim in such manner as it deems appropriate and all attorneys' fees, costs and expenses so incurred by the Indemnified Party in connection with its defense or prosecution of the Claim shall be reimbursed by the Indemnifying Party to the Indemnified Party within thirty (30) days from demand for payment. If settlement of such Claim is made by the Indemnified Party or if judgment is entered against the Indemnified Party with respect to a Claim, then the Indemnifying Party shall, within thirty (30) days following delivery of written demand to the Indemnifying Party, discharge for the benefit of the Indemnified Party the amount of such settlement or judgment of the Third Party Claim without limit.

                     (v) MINIMUM CLAIMS FOR INDEMNIFICATION. An indemnified party shall be entitled to indemnification under this Agreement only when the aggregate claims for indemnification by such party exceed Five Thousand Dollars ($5,000), at which time an indemnified party shall be entitled to indemnification for all claims, including the initial $5,000.

              (d) REMEDIES. The indemnification provisions of Section 11(b) hereof shall not be deemed exclusive and shall not prejudice any other rights or remedies, at law or in equity, of any party under this Agreement with respect to any matter relating to the terms, provisions, covenants or conditions of this Agreement or any transaction contemplated hereby.

       12.    TERMINATION AND ABANDONMENT

              (a)    TERMINATION BY SELLER.    This Agreement may be terminated
and the purchase and sale of the Purchased Assets abandoned at any time prior to the Closing Date by action of the Board of Directors of Seller upon written notice, specifying the basis for such termination, if: in the good faith judgment of said Board of Directors, Buyer shall have failed to comply in any material respect with any of their respective covenants or agreements contained in this Agreement or if any material representation or warranty of Buyer contained in this Agreement shall have been materially inaccurate, or if any condition precedent to Seller's obligations contained in this Agreement which must be satisfied according to its terms prior to the Closing shall not have been satisfied or is not capable of being satisfied.

              (b) TERMINATION BY BUYER. This Agreement may be terminated, and the purchase and sale of the Purchased Assets abandoned, at any time prior to the Closing Date by action of the Board of Directors of Buyer upon written notice, specifying the basis for such termination, if in the good faith judgment of said Board of Directors, Seller shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any material representation or warranty of Seller contained in this Agreement shall have been materially inaccurate, or if any condition precedent to Buyer's obligations contained in this Agreement which must be satisfied according to its terms prior to the Closing shall not have been satisfied or is not capable of being satisfied.

              (c) MUTUAL CONSENT. This Agreement may be terminated, and the purchase and sale of the Purchased Assets abandoned, at any time before the Closing Date, by mutual consent of Seller and Buyer expressed by action of their respective Boards of Directors.

              (d) EFFECT OF TERMINATION. Upon any permitted termination pursuant to the provision of this Section 12, both parties shall be relieved of all further obligations under this Agreement, except for obligations under
Section 10 (Confidentiality).

       13.    MISCELLANEOUS.

              (a) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

              (c) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

              (d) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              (e) TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

              (f) NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand,
(iii) upon delivery through Federal Express or similar overnight courier, freight prepaid, or (iv) one day after the business day of delivery by facsimile transmission to the facsimile number set forth on the signature page hereto, if deliverable by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed, to the parties at the respective addresses set forth on the signature page of this Agreement or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto.

              (g) FINDER'S FEES. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless the other party from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its officers, partners, employees, or representatives is responsible.

              (h) EXPENSES. Irrespective of whether the Closing is effected, each party shall pay its own costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

              (i) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Buyer and Seller.

              (j) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

              (k) ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      ORYX TECHNOLOGY CORP.

                                      By: /s/ Mitchel Underseth
                                        ---------------------

                                      Name:      Mitchel Underseth
                                     Title:      Chief Financial Officer
                                   Address:      1100  Auburn Street
                                                 Fremont, CA  94538
                                   Facsimile:
                                                 -----------------


                                      ORYX ADVANCED MATERIALS, INC.

                                      By: /s/ Victor Tan
                                        ---------------------
                                       Name:     Victor Tan
                                      Title:     President

                                    Address:     46713 Fremont Boulevard
                                                 Fremont, California 94538
                                    Facsimile:
                                                ------------------


Exhibits
--------

       Disclosure Schedule  -   Exhibit A*
       Purchased Assets     -   Exhibit B*
       Assumed Liabilities  -   Exhibit C*
       Administrative
        Services Agreement  -   Exhibit D
       License Agreement    -   Exhibit E
       Bill of Sale         -   Exhibit F



     * Omitted - Oryx Technology Corporation
       agrees to furnish supplementally a copy
       of any omitted schedule to the
       Commission upon request.

                                      EXHIBIT D

                         ADMINISTRATIVE SERVICES AGREEMENT

                         ADMINISTRATIVE SERVICES AGREEMENT

       This Agreement is made and entered into as of June 1, 1999, by and between Oryx Technology Corp., a corporation organized and existing under the laws of the State of Delaware ("Seller"), and Oryx Advanced Materials, Inc., a corporation organized and existing under the laws of the State of California ("Buyer"). Buyer and Seller are the only parties hereto.

                                  R E C I T A L S
                                  - - - - - - - -

A.     Seller operates the Intragene and related materials coating business.

B. Seller and Buyer have entered into that certain Asset Purchase Agreement dated June 1, 1999 (the "Purchase Agreement") pursuant to which Seller will sell to Buyer substantially all of the assets of the Business (as defined in the Purchase Agreement).

C. Pursuant to the terms of the Purchase Agreement, Seller has agreed to provide certain accounting and administrative service functions for Buyer as set forth herein.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

                                     ARTICLE I

                            POWERS AND DUTIES OF SELLER

              1.1 SERVICES. Subject to and in accordance with the terms and provisions of this Agreement, and subject to the direction and control of Buyer, Seller shall provide accounting and administrative support services to Buyer, as reasonably requested by Buyer from time to time, including: (i) accounting and management information systems support, (ii) monthly closing of the financial records of Buyer related to the Business and (iii) preparation of routine periodic financial statements.

               1.2 OTHER. Seller shall undertake all activities reasonably necessary to fulfill the obligations set forth in Section 1.1 above. Notwithstanding the foregoing, Seller shall not provide to Buyer any tax preparation, regulatory reporting or legal services.

               1.3 USE OF EMPLOYEES, AGENTS, AFFILIATES AND CONTRACTORS. Seller shall have the right to carry out its responsibilities hereunder through employees, agents, affiliates, and independent contractors.


                                     ARTICLE II

                                  STANDARD OF CARE

       2.1 STANDARD OF CARE. Seller shall perform its duties hereunder in a good, workmanlike, and efficient manner, in accordance generally with applicable industry standards and practices. Seller shall not be liable to Buyer for any act or omission in connection with its performance under this Agreement resulting in damage, loss, cost, penalty or fine, except to the extent caused by Seller's gross negligence or willful misconduct.

                                    ARTICLE III

                         RECORDS, ACCOUNTS, AND SETTLEMENT

       3.1 GENERAL ACCOUNTING RECORDS. Seller shall maintain detailed and comprehensive accounting records on behalf of Buyer in such form and substance as Buyer shall reasonably specify, including general ledgers, supporting and subsidiary journals, invoices, checks, and other customary documentation, sufficient to provide a record of miscellaneous income and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory, or other financial reporting purposes. Such records shall be retained for the duration of the period allowed Buyer for audit or the period necessary to comply with tax or other regulatory requirements.
The records shall reflect all obligations, advances, and credits of Buyer.

       3.2 BANK ACCOUNTS. Seller shall open and maintain one or more separate bank accounts for the payment of miscellaneous office and overhead expenses associated with the operation of the Business.

                                     ARTICLE IV

                                       RENTAL

       4.1 USE OF LEASED SPACE. In the event that Buyer is unable to lease directly from Prologis ("Lessor") or sublease from Seller the space located at 46713 Fremont Boulevard, Fremont, California 94538 (the "Leased Space"), Seller shall allow Buyer to occupy the Leased Space on the same terms and conditions and at the same lease rate as are applicable to Seller pursuant to the terms of an occupancy license agreement to be negotiated by Seller and Buyer. Such occupancy license agreement shall also provide that Seller shall add Buyer as an additional issued under Seller's insurance policy applicable to the Leased Space and shall charge Buyer a pro rata portion of the insurance premium for such insurance policy for the time period during which Buyer occupies the Leased Space.


                                     ARTICLE V

                                        FEES

       5.1 FEES. Seller shall provide the services described in Article I of this Agreement to Buyer on a no-charge basis until December 31, 1999. Thereafter, if the term of this Agreement is extended by agreement of the parties, Seller and Buyer shall negotiate a mutually acceptable fee to be paid to Seller by Buyer for all office overhead and off-site general and administrative expenses incurred in connection with the Business, including, without limitation the following:

              a. Accounting, data processing, personnel administration, billing, and record keeping.

              b. The fully burdened cost of office space and secretarial services in Seller's offices allocated to the Business.

              c. Rentals and other charges for office and records storage space, telephone service, office equipment, and supplies at Seller's offices allocated to the Business.

              d. Routine industry and governmental liaison activities on behalf of Buyer.

                                     ARTICLE VI

                              TERMINATION OF AGREEMENT

       6.1 TERM. This Agreement shall terminate in its entirety on December 31, 1999. Notwithstanding the foregoing, this Agreement may be renewed for such additional term and on such terms and conditions as Seller and Buyer shall mutually agree.

       6.2 TERMINATION BY BUYER. Notwithstanding the foregoing, this Agreement may be terminated by Buyer any time if:

              a. Seller fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of thirty (30) days after notice from Buyer demanding performance; or

              b. A receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for a substantial part of Seller's assets is appointed and such appointment is neither made ineffective nor discharged within thirty (30) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by Seller; or

              c. Seller commences a voluntary case under any applicable bankruptcy, insolvency, or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

              d. Entry is made against Seller of a judgment, decree, or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency, or other similar law of any jurisdiction now or hereafter in effect; or

              e. For convenience upon the delivery of thirty (30) days prior written notice to Seller.

       6.3 TERMINATION BY SELLER. Notwithstanding the foregoing, after a period of six (6) months, this Agreement may be terminated by Seller at any time upon thirty (30) days prior written notice to Buyer.

                                    ARTICLE VII

                                  CONFIDENTIALITY

       7.1 CONFIDENTIALITY. The parties agree that any and all information, correspondence, financial statements and records and other documents transmitted or communicated by either party to the other party shall be received and treated in secrecy and confidence, and shall not be used by the received party, or disclosed by the receiving party to any person or firm without the prior written consent of the disclosing party, except as otherwise provided herein.

       7.2 EXCEPTIONS. Such restrictions on use or disclosure of information do not extend to any item of information which (a) is publicly known at the time of its disclosure, (b) is lawfully received by the receiving party from a third party which does not have a confidential relationship to the disclosing party, or (c) the receiving party can demonstrate was in possession or known by it before its receipt from the disclosing party.

                                    ARTICLE VIII

                               INDEPENDENT CONTRACTOR

       8.1 INDEPENDENT CONTRACTOR. Nothing in this Agreement shall in any way be construed to constitute Seller as an agent, employee or representative of Buyer, but Seller shall perform the services hereunder as an independent contractor.

                                    ARTICLE IX

                                 GENERAL PROVISIONS

       9.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

       9.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

       9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       9.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

       9.5 NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if deliverable by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed, to the parties at the respective addresses set forth on the signature page of this Agreement or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto.

       9.6 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Buyer and Seller.

       9.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

       9.8 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   ORYX TECHNOLOGY CORP.

                                    By:
                                       --------------------
                                        Name:
                                        Title:

                                   Address:  1100  Auburn Street
                                             Fremont, CA  94538

                                   ORYX ADVANCED MATERIALS, INC.


                                   By:
                                       --------------------
                                       Name:
                                       Title:

                                   Address:
                                           --------------------
                                           --------------------

                                     EXHIBIT E

                                 LICENSE AGREEMENT

                                 LICENSE AGREEMENT

       This License Agreement (the "Agreement") is made and entered into as of June 1, 1999, by and between Oryx Technology Corp., a corporation organized and existing under the laws of the State of Delaware ("Oryx"), and Oryx Advanced Materials, Inc., a corporation organized and existing under the laws of the State of California ("Licensee").

                                  R E C I T A L S
                                  - - - - - - - -

A. Licensee has acquired from Oryx and now intends to operate the Intragene and related materials coating business.

B. Oryx and Licensee have entered into an Asset Purchase Agreement dated as of June 1, 1999 (the "Purchase Agreement"), pursuant to which Oryx has sold and Licensee has purchased certain assets on the terms and conditions set forth therein.

C. Pursuant to the terms of the Purchase Agreement, Oryx and Licensee have agreed to enter into this License Agreement which provides for the license of certain proprietary rights owned by Oryx to Licensee, which are necessary for the operation of the Business (as defined below) on the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby covenant and agree as follows:

       1.     DEFINITIONS.

              When used herein.

              (a) The "Business" shall mean the Intragene and related coating business acquired by Licensee pursuant to the terms of the Purchase Agreement and now operated by Licensee.

              (b) "Confidential Information" shall mean all information related to the Licensed Technology (including Technical Information) disclosed or made available to Licensee, its employees or its representatives by Oryx that is marked, designated or described as confidential.

              (c) The "Marks" means the trademark "Oryx Materials" and all trade or service mark registrations (and any applications therefor) associated therewith.

              (d) "Licensed Technology" shall mean all of Oryx's proprietary technology relating to the Business which has been licensed to Licensee hereunder including, but not limited to, the Patents and the Marks.

              (e) "Oryx Industrial Property Rights" shall mean all Confidential Information and, whether or not the following constitute Confidential Information, all of Oryx's patents, licenses, trademarks, trade names, inventions, inventor's notes, copyrights, formulea know-how, trade secrets, drawings and designs relating to the Business represented by the Licensed Technology.

              (f) "Patents" shall mean the following patents: (i) U.S. Patent 4,535,029 dated 8/13/85, (ii) U.S. Patent 4,426,423 dated 11/17/84, (iii) U.S.
Patent 4,358,506 dated 11/9/82, (iv) U.S. Patent 4,376,806 dated 3/15/83 and (v)
U.S. Patent 4,396,677 dated 8/2/83.

              (g) "Technical Information" shall mean all data in written, tangible or machine-readable form, relating to the Oryx Industrial Property Rights and the Licensed Technology which is disclosed to Licensee by Oryx pursuant to the terms of this Agreement..

       2.     GRANT OF RIGHT.

              (a) Subject to the terms and conditions herein, and full compliance with the provisions of Section 5, Oryx grants to Licensee an exclusive, nontransferable, worldwide right and License to use the Oryx Industrial Property Rights solely for the manufacture, sale, lease, or other disposition of products incorporating the Licensed Technology. Oryx further grants to Licensee an exclusive, nontransferable right to (i) modify and make derivative works from the Oryx Industrial Property and (ii) subject to the prior written consent of Oryx, which shall not be unreasonably withheld, sublicense the Oryx Industrial Property rights solely for the purposes of manufacture, product development, distribution or related uses. The license rights granted pursuant to this Section 2(a) shall become perpetual, irrevocable and fully paid upon Licensor's payment in full of the royalty payments set forth in Section 3 below.

              (b) Nothing in this Agreement shall be construed to grant Licensee any right or license with respect to any product or device manufactured by Oryx or any of its subsidiaries, or, except as specifically provided in subsection (a) above, to grant Licensee any right to use the Oryx Industrial Property Rights (or any portion thereof).

       3.     ROYALTY PAYMENTS

              (a) Licensee shall pay Oryx, in cash, on a quarterly basis forty-five (45) days after the end of each quarter (June 1-August 31, September 1-November 30, December 1-last day of February and March 1 - May 31) in arrears, royalties based upon gross profits of the Business as set forth below, (except that, in the first year, payments shall be due within ninety (90) days after the end of the first quarter instead of forty-five (45) days.) Notwithstanding the foregoing, Licensee's total royalty payments to Oryx under Section 3(b) shall not exceed an aggregate of $2.2 million.

              (b) For the period from June 1, 1999 through May 31, 2002 (such twelve months period and each such period thereafter being the relevant annual period hereunder), Licensee shall pay Oryx an amount equal to the first $300,000 (three hundred thousand dollars) of the Business' gross profits for each year. The next $100,000 (one hundred thousand dollars) of the Business' gross profits for each year shall be retained by Licensee. Thereafter, Oryx and Licensee shall split equally (50% (fifty percent) of the Business' gross profits in excess of $400,000 in such year.

                     (i) As used herein, the term "gross profits" shall mean the Business' gross margin after deducting all expenses associated with the revenues of the Business. Gross profits shall be paid quarterly in arrears, forty five (45) days after the end of such quarter, with any difference in payments for credits and adjustments based on the average costs being made up in the last quarterly payment for the annual period.

                     (ii) For purposes of calculating "gross profits" for determining royalty payments to Oryx, (1) total payroll costs, including benefits, shall not exceed the higher of (A) five hundred thousand dollars ($500,000), or (B) 18% of gross revenues of the Business for the applicable quarter (including as Victor Tan's gross annual salary no more than $150,000 for the first twenty four (24) months of this Agreement and $165,000 thereafter),
(2) total administrative, sales and marketing, research and development, and other operating costs shall not exceed the average of such costs as a percentage of revenues for the twelve (12) months ending February 28, 1999, gauged on an annual basis evenly divided among the four quarters, as adjusted for inflation measured by the CPI for the Greater San Francisco Bay Area and (3) "gross profits" shall exclude any adjustments or write-offs to accounts receivable, inventory and work-in-process. Any excess of the respective costs over the limits set forth in subsections (1) and (2) in the preceding sentence shall not be deducted from revenues in calculating gross profits.

                     (iii) Any sale to or by an Affiliate of Licensee to a customer of the Business shall be considered a sale made directly by Licensee absent Oryx's prior written consent. All sales to Affiliates shall be re-priced as if the sales were made directly to the ultimate end user. An "Affiliate" is deemed to be any person related by blood or marriage to any officer, director, or stockholder of Licensee, or under the common control, directly or indirectly, of Licensee.

              (c) For the period from June 1, 2002 through the last day of May 2009, Licensee shall pay to Oryx a royalty based upon the Business' gross profit on an annual basis as follows:


       Annual Gross Profit                Royalty Payment
       -------------------                ---------------

       LESS THAN $250,000                       5%
       $ 250,000-500,000                       15%
       GREATER THAN $500,000                   20%

       Payments to Oryx shall be made as described above on a quarterly basis.

              (d) Standard annual audit rights shall apply. If there is any shortfall in royalty payments due of more than 5% for the period being audited, then the reasonable costs of the audit shall be borne by Licensee, otherwise Oryx shall bear the costs of such audit. No audit may occur for any period more than eighteen (18) months after the end of the audited period, and no period subject to audit shall be less than twelve (12) months.

              (e) After May 31, 2002, Licensee shall have the right to elect a one-time royalty payment as follows to Oryx which shall buy out all future royalty payments to be made under the Agreement (excluding any right to payment accrued but not yet paid). Such one time cash payment shall be made, if at all, on or before the immediately following June 16 of the respective year and shall be preceded by an election notice in writing on or before June 11 of such year.


       After May 31 and       Lump Sum Royalty Payment
       before June 16         ------------------------
       --------------

       2002                        $500,000

       2003                        $400,000

       2004                        $300,000

       2005                        $200,000

              (f) Notwithstanding subsections (b) through (e) above, upon any merger, sale, consolidation, reorganization or other business combination with, to, or into one or more third parties which after such event Licensee is not the surviving entity or as a result of which Licensee's shareholders, by virtue of their shareholdings in Licensee immediately prior to such merger, sale, consolidation, reorganization, recapitalization or other business combination do not own directly or indirectly own more than fifty percent (50%) of the surviving entity immediately after such transaction (a "Change of Control"), Licensee shall be obligated to pay to Oryx a one time cash royalty payment in lieu of any future royalty payments under this Agreement on or before the initial closing of the transaction resulting in such Change of Control (the "Effective Date") as follows:


                     Effective Date:
                     June 1 to May 31            Lump Sum Royalty Payment
                     ----------------            ------------------------

                     1999                               $1,750,000
                     2000                               $1,300,000
                     2001                               $1,000,000
                     2002                               $  500,000
                     2003                               $  400,000
                     2004                               $  300,000
                     2005                               $  200,000

       4.     TITLE AND PROPRIETARY RIGHTS.

       Title and ownership to the Oryx Industrial Property Rights and the Licensed Technology reside in Oryx and no portion of such title or ownership is transferred to Licensee by reason hereof.

       5.     TECHNICAL INFORMATION.

       Upon the closing of the transaction set forth in the Purchase Agreement, Oryx will deliver to Licensee the Technical Information.

       6.     CONFIDENTIAL INFORMATION.

              (a) Licensee understands that all Confidential Information is proprietary and confidential to Oryx and Oryx and is obligated to protect and maintain the confidentiality of the same. Licensee shall refrain from disclosing any Confidential Information to any third party, and shall take all necessary and proper action to preserve the secrecy and prevent disclosure of such Confidential Information. Confidential Information shall be disclosed or made available to Licensee's employees only on a need-to-know basis to the extent necessary for Licensee to enjoy the benefits of the License granted hereunder. In furtherance of the foregoing, Licensee shall establish a reasonable security procedure to prevent unauthorized access to the Confidential Information.

              (b) Licensee shall not use any of the Confidential Information except in connection with the activities authorized under this Agreement.

              (c) Licensee shall appropriately identify and mark all reproductions, copies, extracts or the like of any documents containing Confidential Information as the "Property of Oryx Technology Corp," and as "Confidential," before distributing the same to its officers, employees, or where permitted hereunder, to others.

              (d) The foregoing restrictions will not apply to information that (i) is known to Licensee at the time of communication by Oryx to Licensee,
(ii) has become publicly known through no wrongful act of Licensee, (iii) has been rightfully received by Licensee from a third party authorized to make such communication without restriction, (iv) has been independently developed by Licensee, without use of any Confidential Information, the burden of proof with respect to such independent development resting on Licensee or (v) has been approved for release by written authorization of Oryx.

       7.     REPRESENTATIONS, WARRANTIES AND INDEMNITIES

              (a) REPRESENTATIONS AND WARRANTIES. Oryx warrants that, as of the date hereof, (i) the Technical Information furnished to the Licensee under this Agreement is the same as that Oryx uses in the Business, (ii) Oryx has the right and authority to enter into this Agreement, (iii) to the best of its knowledge, Oryx has all necessary power and rights to license the Technical Information and the Oryx Industrial Property Rights as contemplated hereunder,
(iv) to the best of Oryx's knowledge the Licensed Technology, Technical Information and Oryx Industrial Property Rights do not infringe any intellectual property rights of any third party, including, but not limited to, any patents, copyrights, trade secrets or trademarks, (v) Oryx has the right to grant the licenses granted hereunder without breaching or conflicting with any agreement of Oryx with third parties, (vi) except as disclosed to Licensee in writing, Oryx has received no claims that the Technical Information infringes on the industrial property rights of any third party.

              (b) INDEMNITY. Oryx agrees to indemnify and hold the Licensee and its officers, directors, principal stockholders and other affiliates and agents, (collectively "Affiliates") harmless from all claims, losses, liabilities, damages, deficiencies, costs, penalties, interest and expenses, including reasonable attorneys' fees and expenses of investigation (hereafter individually a "Claim" and collectively "Claims") incurred by (a) Licensee or any of its Affiliates as a result of any inaccuracy of a representation or breach of any warranty set forth in Section 6(a) above; provided the Licensee notifies Oryx immediately of any such actual or threatened action, given Oryx sole control of the defense and settlement of such action, and provide Oryx with reasonable assistance, on Oryx's request and at Oryx's expense, as established in Section 11 of the Purchase Agreement.

              (c) DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6, ORYX INDUSTRIAL PROPERTY RIGHTS, LICENSED TECHNOLOGY AND TECHNICAL INFORMATION ARE PROVIDED "AS IS" WITHOUT WARRANTY OR CONDITON OF ANY KIND, EXPRESS OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A LPARTICULAR PURPOSE.

       8.     TERM.

              (a) TERM. This Agreement shall become effective as of the date hereof and shall continue perpetually thereafter.

              (b) TERMINATION FOR BREACH OF THE PURCHASE AGREEMENT. The parties acknowledge and agree that this Agreement shall be terminated in its entirety upon a Termination Event, as set forth below. Payments under Section 3 of this Agreement may be accelerated and this Agreement may be terminated in its entirety by Oryx upon the conditions set forth in this Section 8(b), upon written notice to Licensee, in the event that Licensee fails to pay in full, when due, any payment required under Section 3 of this Agreement. If Licensee fails to make any such payment required under Section 3 because of a material dispute with Oryx regarding the amount of such payment, then the dispute shall be promptly submitted to binding arbitration under the commercial arbitration rules of the American Arbitration Association before a single arbitrator selected jointly by Oryx and Licensee. The determination of such arbitrator with respect to such payment under Section 3 shall be binding on Oryx and Licensee. If Licensee fails to make any payment under Section 3 of this Agreement (i) when there is no material dispute with Oryx regarding the amount of such payment or (ii) after a final arbitration award has fixed the amount of any disputed payment, Oryx may, upon written notice to Licensee, (i) accelerate all payments due under Section 3 of this Agreement and (ii) terminate this Agreement in its entirety, effective as of the date of such notice (a "Termination Event"). Upon a Termination Event, this Agreement shall terminate in its entirety.

              (c) BANKRUPTCY PROTECTION. Notwithstanding any provision contained herein to the contrary, in case a party is under any proceeding under the U.S. Bankruptcy Code and the trustee in bankruptcy of such party or such party as a debtor in possession rightfully elects to reject this Agreement, the other party may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all rights hereunder, to the maximum extent permitted by law.

       9.     INFRINGEMENT BY THIRD PARTIES.

              (a) INFRINGEMENT OF LICENSEE'S RIGHTS. Licensee shall promptly notify Oryx of any third party infringement of Oryx Industrial Property Rights, Licensed Technology and/or the Technical Information. Licensee shall have the exclusive right to take any action necessary to abate such infringement, and Licensee may, if necessary join Oryx in such action, and Oryx will cooperate at Licensee's expense in the conduct of such action, including, without limitation, providing Licensee with authority to bring suit in Oryx's name and providing such information, data and assistance as Licensee reasonably may request. Any recovery awarded in such suit with respect to such infringement shall be retained by Licensee.

       10.    LIMITATION OF LIABILITY.

              ORYX SHALL NOT BE LIABLE FOR ANY INJURY OR DAMAGE TO LICENSEE, OR TO ANY OTHER PERSON CAUSED DIRECTLY OR INDIRECTLY BY THE USE OF THE ORYX INDUSTRIAL PROPERTY RIGHTS OR THE SALE OR USE OF ANY PRODUCT INCORPORATING THE LICENSED TECHNOLOGY BY LICENSEE; PROVIDED FURTHER THAT IN NO EVENT SHALL ORYX BE LIABLE TO ANY PERSON, FIRM, OR CORPORATION FOR ANY LOSS OR INJURY TO ANY PERSON, FIRM, OR CORPORATION FOR ANY LOSS OR INJURY TO EARNINGS, PROFITS, OR GOODWILL, OR FOR ANY DIRECT, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF LICENSEE'S SALE OR USE OF ANY PRODUCT INCORPORATING THE LICENSED TECHNOLOGY.

       11.    TRADEMARKS.

              Licensee shall maintain the value of the Oryx trademarks, and shall sell under these trademarks only those products that are of comparable or superior quality to the same or equivalent products manufactured and sold by Oryx. Licensee shall at least meet all specifications and warranties prescribed and used by Oryx in manufacturing and selling such products currently enforced by Oryx. If Licensee fails to meet such specifications or warranties, Oryx may, at its option, terminate this Agreement with respect to the trademarks licensed hereunder and this trademark license if such failure is not corrected entirely within sixty (60) days after Oryx sends notice of such failure to Licensee.

       12.    MISCELLANEOUS.

              (a) SUCCESSORS AND ASSIGNS. Licensee shall not voluntarily or by operation of law assign, transfer, sublicense or otherwise transfer or encumber all or any part of Licensee's rights, remedies, obligations or liabilities under this License Agreement without the prior written consent of Oryx, which shall not be unreasonably withheld. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

              (b) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

              (c) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              (d) TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

              (e) NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if deliverable by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed, to the parties at the respective addresses set forth on the signature page of this Agreement or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto.

              (f) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Buyer and Seller.

              (g) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

              (h) ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    ORYX TECHNOLOGY CORP.

                                    By:
                                       -----------------------------
                                       Name:
                                        Title:

                                   Address:  1100  Auburn Street
                                             Fremont, CA  94538

                                    ORYX ADVANCED MATERIALS, INC.

                                    By:
                                       -----------------------------
                                       Name:
                                        Title:

                                   Address:
                                           ---------------------------

                                           ---------------------------

                                    EXHIBIT F

                                   BILL OF SALE

                BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

       BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of June 1, 1999, between Oryx Technology Corp, a Delaware corporation ("Seller"), and Oryx Advanced Materials, Inc., a California corporation ("Buyer").

       A. Buyer and Seller have executed and delivered an Asset Purchase Agreement, dated as of June 1, 1999 (the "Purchase Agreement"), pursuant to which Buyer has agreed to purchase from Seller certain assets of Seller related to the Business (as defined in the Purchase Agreement) and to assume certain liabilities of Seller related to the Business.

       B. This Bill of Sale, Assignment and Assumption Agreement is being executed and delivered in order to effect the transfer to Buyer of the Purchased Assets (as defined in the Purchase Agreement). Terms used herein that are defined in the Purchase Agreement but not otherwise defined herein shall have the respective meanings assigned to them therein.

       NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

       1. ASSIGNMENT. Seller does hereby convey, grant, bargain, sell, transfer, assign and deliver unto Buyer, its successors and assigns, and Buyer does hereby purchase all right, title and interest of Seller in and to the Purchase Assets specified below:

              (a) All tangible personal property, accounts, cash, cash equivalents, inventories, machinery, vehicles, equipment, tools, fixtures, leaseholds, computer equipment, work in process, spare parts, supplies, equipment, furniture, office furnishings and fixtures, wherever situated, including without limitation all items listed on EXHIBIT B to the Purchase Agreement (it being the intention hereby to assign and transfer all the tangible personal property owned or claimed by the Seller and necessary to, or attributable to, the Business).

              (b) The goodwill and the business appurtenant thereto and all drawings, blueprints, specifications, privileges, permits and all other similar intangible personal property.

              (c) All papers, documents, instruments, books and records, files agreements, books of account and other records by which the Purchased Assets might be identified or enforced, or otherwise pertaining to the Purchased Assets that are located at the offices or other locations used in connection with the Purchased Assets (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions).

              (d) The rights of Seller under the contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments relating to the Purchased Assets specifically listed on EXHIBIT B to the Purchase Agreement.

              (e) All other assets and rights of every kind and nature, real or personal, tangible or intangible, that are owned or claimed by Seller and that are necessary to, or used by Seller primarily in connection with, the Purchased Assets (excluding the rights licensed by Seller to Buyer pursuant to the terms of that certain License Agreement of even date herewith), whether or not such assets are reflected in the balance sheets and other financial statements of Seller.

                     TO HAVE AND TO HOLD all of the properties, assets and rights granted and transferred hereby, with the appurtenances thereof, unto Buyer, its successors and assigns forever, to it and their own use and benefit.

       2. POWER OF ATTORNEY. (a) For the consideration aforesaid, Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney or attorneys of Seller, with full power of substitution, for Seller and in its name and stead, or otherwise, but on behalf and for the benefit of Buyer, its successors and assigns, to demand and receive from time to time, any and all properties hereby given, granted, bargained, sold, assigned, transferred, conveyed, set over, confirmed and delivered and give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute in the name of Seller or otherwise, but for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the properties hereby given, granted, bargained, sold, assigned, transferred, set over, confirmed, delivered or conveyed, and to defined or compromise any or all actions, suits or proceedings in respect of any said properties and do all such acts and things in relation thereto as Buyer, its successors and assigns, shall deem advisable. Seller hereby declaring that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Seller in any manner and for any reason.

       (b) Seller for itself and its successors and assigns, does hereby covenant with Buyer, its successor and assigns, that Seller and its successors and assigns will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, bills of sale, transfers, assignments and conveyances, powers of attorney, conveying and confirming unto Buyer, its successors and assigns, all and singular, the properties hereby granted, sold, assigned, transferred, conveyed hand delivered as Buyer, its successors or assigns, shall reasonably require, provided, however, that the Buyer, its successors and assigns shall prepare all necessary documentation.

       3. ASSUMPTION OF LIABILITIES. (a) Buyer hereby assumes and agrees to pay, perform and discharge and to indemnify Seller, its successors and assigns, from all liabilities and obligations, known and unknown, of Seller related to the Business, as they exist as of the date hereof including, but not limited to, those liabilities and obligations set forth on EXHIBIT C to the Purchase Agreement BUT EXCLUDING any liabilities or obligations (i) for unpaid federal, state or local taxes attributable to the Business prior to the date hereof or (ii) resulting from any violation by Seller of federal, state or local environmental laws in connection with Seller's operation of the Business; and
(b) The assumption by Buyer of any such obligations of Seller shall not require Buyer to pay, assume, perform or observe any such obligations so long as Buyer, in good faith, shall contest or cause to be contested the amount or validity thereof; provided, however, that Buyer hereby indemnifies Seller and holds it harmless from and against any loss, cost, damage or expense arising from such contest. Buyer's assumption of such obligations of Seller is intended to inure solely to the benefit of Seller, its successors and assigns and notwithstanding anything herein to the contrary, such assumption is not intended and shall not be construed to give any third parties any greater or additional benefits than they would have but for Buyer's said assumption.

       (c) Apart from Buyer's assumption of the obligations of Seller pursuant hereto, or as otherwise specifically provided for in the Agreement, Buyer shall have no liability for or with respect to any other liability or obligation of Seller, whether or not related to the Purchased Assets being acquired hereunder.

       4. COUNTERPARTS. This Bill of Sale, Assignment and Assumption Agreement is executed pursuant to the Purchase Agreement and may be simultaneously executed in two or more counterparts, each of which as so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale, Assignment and Assumption Agreement to be executed on and as of the day and year first above written.

                                       ORYX TECHNOLOGY CORP.


                                       -----------------------------------
                                       By:
                                       Title:


                                       ORYX ADVANCED MATERIALS, INC.


                                       -----------------------------------
                                       By:
                                       Title: